Exhibit 99.2

VIROPHARMA INCORPORATED Contacts: William C. Roberts Director, Corporate Communications Phone (610) 321-6288 Robert A. Doody Manager, Corporate Communications Phone (610) 321-6290

VIROPHARMA ANNOUNCES PRESENTATION OF NEW HCV-796 IN VITRO DATA AT

THE 13TH INTERNATIONAL MEETING ON HEPATITIS C VIRUS AND RELATED VIRUSES

Exton, PA, August 29, 2006 — ViroPharma Incorporated (Nasdaq: VPHM) today announced the presentation of additional preclinical data on HCV-796, an orally dosed non-nucleoside hepatitis C virus (HCV) polymerase inhibitor being co-developed with Wyeth Pharmaceuticals, a division of Wyeth (NYSE:WYE), at the 13th International Meeting on Hepatitis C Virus & Related Viruses in Cairns, Australia. HCV-796 is completing Phase 1b clinical testing in combination with pegylated interferon, and dosing will begin in Phase 2 clinical trials in the fourth quarter of 2006.

“These laboratory data are very exciting and continue to support observations from our clinical studies, namely that HCV-796 is a unique, potent, and specific polymerase inhibitor that is broadly applicable to multiple genotypes of HCV, and enhances the antiviral effect of pegylated interferon,” commented Stephen Villano, M.D., ViroPharma’s vice president of clinical research and development. “In addition, the demonstration that any less fit viruses selected by HCV-796 are susceptible to other HCV inhibitors highlights the potential for very effective future combination therapies to treat this disease.”

The first set of data, reported in a poster presentation entitled, Preclinical Characterization of the Non-Nucleoside Polymerase Inhibitor HCV-796, by Anita Y.M. Howe et al., demonstrate that HCV-796 is a HCV-specific polymerase inhibitor, and broadly effective against HCV polymerases derived from multiple HCV genotypes, including genotypes 1a, 1b, 2, 3 and 4. Also, in the replicon assay, an in vitro test commonly used to measure the potency of antiviral compounds against HCV, repeated exposure of replicon-containing cells to 1 µM HCV-796 for 16 days reduced HCV RNA levels by approximately 4 log10. Results from this study suggest that HCV-796 may interfere with the initiation event of RNA polymerization, which is the process of building the RNA chain of the virus and is necessary for it to replicate, consistent with x-ray crystallography studies. Finally, an additive antiviral effect was also observed in vitro in cells treated with HCV-796 plus pegylated interferon.

Data presented in another poster entitled, Identification and Characterization of HCV Replicon Variants with Reduced Susceptibility to HCV-796, by Anita Y.M. Howe et al., concluded that viral variants produced in vitro that are less sensitive to HCV-796 are also less fit compared to wild type virus. For this study, cells bearing replicon variants with reduced susceptibility to HCV-796 were generated in the presence of HCV-796. Viral RNA isolated from these cells was 10- to 100-fold less efficient in forming colonies in human hepatoma cells compared with the wild-type replicon RNA, suggesting that the amino acid substitutions associated with decreased susceptibility to HCV-796 might have an adverse effect on viral fitness. Importantly, while different levels of resistance to

HCV-796 were observed in the replicon and enzyme variants, they retained their susceptibility to other viral inhibitors including pegylated interferon. These data suggest that any less fit viruses that emerge during treatment with HCV-796 are likely to be sensitive to other components of combination therapy.

About HCV-796

HCV-796 is an investigational non-nucleoside polymerase inhibitor compound for the treatment of hepatitis C that is being evaluated in ongoing clinical trials in combination with pegylated interferon by ViroPharma and Wyeth.

About Hepatitis C

Hepatitis C is a blood-borne virus recognized as a major cause of chronic hepatitis worldwide. The World Health Organization estimates that 170 million persons worldwide are chronically infected with HCV, and three to four million persons are newly infected globally each year. According to the U.S. Centers for Disease Control and Prevention (CDC), about four million people in the U.S., or 1.8 percent of the population, are infected with HCV.

Currently, there is no specific antiviral agent directed against HCV that is commercially available, and no vaccine for prevention of HCV infection. Several interferon (IFN) products are available worldwide, but there are substantial limitations to the use of these products when given as monotherapy or in conjunction with ribavirin in the treatment of chronic HCV infection. In addition to the relatively poor treatment response in patients infected with genotype 1 HCV, the most common strain in the U.S., Western Europe and Japan, the considerable side effects frequently associated with the use of IFN can lead to discontinuation of therapy in approximately 20% of patients.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

Certain statements in this press release may contain forward-looking statements that involve a number of risks and uncertainties, including those relating to our anticipated continued development of HCV-796 clinical development timelines and our ability to find an effective small molecule antiviral treatment for HCV disease. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. The development and commercialization of pharmaceutical products is subject to risks and uncertainties. There can be no assurance that Wyeth and ViroPharma’s additional HCV studies will yield positive results, or that ViroPharma will be successful in gaining regulatory approval of any of its HCV product candidates. These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 filed with the Securities and Exchange Commission could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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